Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-147916 and 333-149077) of Entropic Communications, Inc. of our reports dated February 18, 2009, with respect to the consolidated financial statements and schedule of Entropic Communications, Inc. and the effectiveness of internal control over financial reporting of Entropic Communications, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

San Diego, California

February 18, 2009